Douglas Carty, EVP and CFO
Bear Stearns Global Transportation Conference May 9, 2006

Forward-Looking Statement
The following presentation may contain forward-looking statements. Although such statements reflect our current reasonable judgment regarding the direction of our business, actual results may differ materially from those projected here. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise. You can find information on the risk factors concerning why the actual results might differ from statements made today in our documents filed with the Securities and Exchange Commission.

Portfolio of Transportation Companies • Unique bus company
– 55% contractual – 45% consumer • Divested of non-bus company subsidiaries – Paid down debt with proceeds • Realized significant profitability improvement despite fuel costs – Resuming growth focus • Returning cash to shareholders – Purchased $85 mm of stock in ‘05 – Initiated quarterly dividend in ‘05, $0.60 per share annualized – Started $200 mm share buyback in Jan. ‘06

Financials (presented on a continuing operations basis)
Income statement 6 Mos.YTD ($ in millions, except EPS) 2003 2004 2005 ’05 ’06
Revenue $2,987 $3,027 $3,027 $1,577 $1,636
(1) EBITDA $ 360 $ 374 $ 414 $ 243 $ 278
% rev 12.0% 12.3% 13.7% 15.4% 17.0% EPS (cont.ops) $ 1.14 $ 0.45 $(0.06) $ 0.44 $ 0.96
CapEx, net $ 251 $ 169 $ 152

Education Service Safely transporting two million children to and from school each day.
Overview
Operate 40k buses
– 27% market share outsourced – 500+k buses in North America
Revenue is contractual and
renewable Initiatives Underway
Targeting margin expansion of
300 to 400 bps from F2003
Rationalizing underperforming
contracts
Using scale and technology to
lower costs Education Services Revenue / EBITDA millions) 18.4%

Greyhound A Great American Icon.
Overview
Only national network of inter-city bus
transportation services
Providing convenient and affordable
scheduled transportation services Initiatives Underway
Completed network changes
– 21% reduction in miles to date – 26% reduction in buses
Focused on pricing initiatives Grow penetration of current key demographic groups
Refreshing the brand

Public Transit Service
Serving nearly 50 million passengers annually Overview
Contracts with municipal
transit authorities for paratransit and fixed route service
Low capital requirements
Initiatives Underway
Focusing on:
– Contract growth Cost drivers .

Summary
Focused transportation company
– more than 55% of revenue is contractual and renewable
Clear profitability improvement initiatives at all
companies
Very strong balance sheet
Committed to delivering value to shareholders

APPendix
Reconciliation of Non-GAAP Financial Measures ( $ in millions)
Year 6 Mos. YTD 2003 2004 2005 2005 2006
EBITDA 360 374 414 243 278
Depreciation and amortization (235) (231) (249) (133) (116)
Interest expense (38) (79) (71) (39) (11)
Debt restructuring costs (112)
Other income (expense), net (20) 2 10 5 4
Gain on discharge of debt 1,483
Fresh start accounting adjustments (548)
Income tax benefit (expense) 8 (20) 2 (30) (59)
Cumulative effect of change in accounting principle (637)
Income (loss) from continuing operations 373 46 (6) 46 96
EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.